Exhibit 99.1

MELA Sciences Expands Manufacturing Contract

IRVINGTON, NY, January 11, 2012 — MELA Sciences, Inc. (NASDAQ: MELA) today announced that it has entered into an expanded three-year manufacturing agreement with its long-term supplier, Askion GmbH, for the production of the MelaFind handheld device.

MelaFind is the Company’s breakthrough non-invasive and objective automated point of care system for use when a dermatologist chooses to obtain additional information for a decision to biopsy clinically atypical pigmented skin lesions with one or more clinical or historical characteristics of melanoma.

“We have enjoyed a fruitful collaboration with Askion since 2005. Askion has built systems to support the initial launch of MelaFind and is currently building inventory for the early commercialization effort. This agreement provides for a secure supply of MelaFind handheld devices for the next three years,” said Joseph V. Gulfo, MD, President and CEO of MELA Sciences, Inc.

The Company is preparing for commercial launch in the U.S. and the European Union, initially in Germany, which remains on track for the first quarter of 2012.

About MELA Sciences, Inc.

MELA Sciences is a medical device company focused on the design, development and commercialization of non-invasive tools to provide additional information to dermatologists during melanoma skin examinations. The Company’s flagship product, MelaFind(R), is intended to be used when a trained dermatologist chooses to obtain additional information to help decide whether to biopsy certain indeterminate pigmented skin lesions. MelaFind has received approval from the U.S. Food and Drug Administration and is approved for use in the U.S. In addition, MelaFind has received the CE Mark and is approved for use in the European Union.

For more information on MELA Sciences, visit www.melasciences.com.

Safe Harbor

This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,”

“plans,” “intends,” “believes,” “assumes,” “predicts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant known and unknown uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the company and the medical device industry in general, as well as more specific risks and uncertainties facing the company such as those set forth in its reports on Forms 10-Q and 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”). Factors that might cause such a difference include whether Melafind(R) achieves market acceptance or becomes commercially viable. Given the uncertainties affecting companies in the medical device industry such as the Company, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. The Company urges you to carefully review and consider the disclosures found in its filings with the SEC which are available at www.sec.gov and www.melasciences.com.

For further information contact:

For Investors

Lynn Pieper

Westwicke Partners, Ltd.

415-202-5678

For Media

Melissa Hurley

Ricochet Public Relations

212-679-3300 x128